UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2005

Dynacq Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21574	76-0375477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10304 Interstate 10 East, Suite 369

Houston, Texas 77029

(Address of principal executive offices and zip code)

(713) 378-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

(a) In a press release issued on July 11, 2005, the Company announced reviewed financial results for the third fiscal quarter and the nine-month period ended May 31, 2005. For the fiscal quarter ended May 31, 2005, net patient revenue increased 4% to $13.5 million as compared to the same quarter in fiscal 2004. The loss from operations decreased 28% to $1.4 million from $1.9 million during the three-month period ended May 31, 2005, resulting in a net loss for the quarter of $0.9 million, as compared to a net loss of $1.3 million in the same quarter of fiscal 2004.

Net patient revenue decreased 11% from $47.9 million for the nine months ended May 31, 2004 to $42.9 million for the same period in 2005. Total costs and expenses increased $1.5 million to $47.1 million for the nine months ended May 31, 2005 from the same period in fiscal 2004. For the nine-month period ended May 31, 2005, the Company had a net loss of $2.9 million, as compared to net income of $1.1 million for the same period during fiscal 2004. This net loss is primarily a result of lower net patient revenue, which is due to the decrease in the number of surgical cases by 16% to 2,922 during the nine-month period ended May 31, 2005 as compared to 3,498 during the same period in 2004, and non-recurring expenses of $1.5 million related to a lawsuit settlement, a non-cash pretax compensation expense and bankruptcy fees and expenses related to the Baton Rouge Facility, all in the second fiscal quarter 2005.

The Company is unable to predict the level of future revenues, and as a result, may incur losses in the future.

A copy of the press release issued July 11, 2005 is attached as Exhibit 99.2 to this Form 8-K. The Company had announced the preliminary unaudited financial results in its press release issued July 6, 2005 that is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit Number	Description
*Exhibit 99.1	Press Release dated July 6, 2005.
*Exhibit 99.2	Press Release dated July 11, 2005.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynacq Healthcare, Inc.

By:	/s/ Philip S. Chan
Philip S. Chan
Chief Financial Officer

Date: July 11, 2005.

Exhibit Index

Exhibit Number	Description
*Exhibit 99.1	Press Release dated July 6, 2005.
*Exhibit 99.2	Press Release dated July 11, 2005.

*	Filed herewith